Exhibit 99.1

Orthofix, International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com
News Release
CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com

Orthofix Announces Appointment of Michael Paolucci to Board of Directors

LEWISVILLE, Texas -- March 17, 2016 -- Orthofix International N.V. (NASDAQ:OFIX), a diversified, global medical device company, announced today that Michael E. Paolucci has been named to its Board of Directors and appointed to the Compensation Committee. A seasoned Human Resource (HR) executive, Paolucci has more than 20 years of global experience working directly with Boards of Directors and C-level executives to improve organizational capabilities and HR programs that result in sustained improvements in business performance.

“A veteran HR executive, Mike is known for developing human capital strategies that support sustaining shareholder value,” said Ron Matricaria, Chairman of the Board. “We are pleased he is joining the Orthofix Board of Directors and feel his contributions will be very beneficial to the Company as we continue to grow and evolve our global business.”

Paolucci currently serves as the head of Alliances and Human Capital for Halozyme Therapeutics Inc., a late stage oncology and biopharmaceutical company on the forefront of cancer research. He joined them in July 2015 and is responsible for managing the Company’s Alliance relationships with large pharmaceutical partners as well as its human resource strategies, programs, and policies.

Prior to Halozyme, Paolucci served as Executive Vice President and Chief Human Resource Officer for CareFusion, where he drove the company-wide human resource strategy and developed realignment programs that resulted in sustained improvements in business performance. Paolucci left CareFusion following it being acquired by Becton Dickinson in March 2015.

Before CareFusion, he served as Executive Vice President of Human Resources at NuVasive, and also spent five years at Life Technologies where he was responsible for global compensation, benefits and Human Capital Management systems until the company was acquired by Thermo-Fisher in February 2014. He was also head of Human Resources for the services division of Hewlett Packard and served in several leadership roles with EDS, which was acquired by Hewlett Packard. Prior to HP/EDS, he was a partner with the HR consulting firm Towers Perrin. Paolucci is a graduate of Ohio State University.

Bottom of Form

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.